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                                                                   EXHIBIT 10.21

                 DESCRIPTION OF THE INCENTIVE COMPENSATION PLAN

In January 1997, the Company adopted the Primex Technologies, Inc. Incentive Compensation Plan (the "Incentive Compensation Plan") as the vehicle for awarding executive officers annual incentive bonus compensation. For all executive officers other than the Division Presidents, the Incentive Compensation Plan awards annual cash bonuses determined solely on the basis of the Economic Value Added ("EVA") performance of the Company for the year versus a previously agreed-upon target. Seventy-five percent of the cash bonus to each Division President is based on the EVA performance of his respective Division; the remaining 25% is based on the EVA performance of the Company. This EVA system, which has been successfully adopted and implemented by a wide range of public and private companies around the world, uses as its principal measure an estimate of the net operating profit after subtracting taxes and the cost of capital employed (both debt and equity). The Committee believes that the EVA system closely aligns the interest of management and shareholders.

           The EVA-based annual incentive award is calculated solely by reference to the Company's financial results and without reference to any individual's non-financial performance. Under the EVA bonus formula, a bonus multiple is generated that is then applied to the target bonus set at the beginning of a bonus year, resulting in a "declared bonus" award. Under the bonus plan, the declared bonus award is then placed into an individual's "bonus bank" from which only a predetermined portion of the bank balance is actually paid out as the bonus award in a given year (for 1997, the predetermined payout was 50% of the declared bonus). The remaining bank balance is deferred, to be paid out over subsequent years if performance is sustained. The predetermined bonus payout for 1998 will be 40% of the declared bonus.

           The CEO's incentive compensation award is determined by the EVA performance of the Company for the year. For 1997, the Company's actual EVA performance versus the target approved by the Board substantially exceeded the goal. For 1997, the CEO received a bonus payout of $452,403. His remaining bank balance is $452,403, which, along with his 1998 target incentive bonus of $300,000, will be taken into account under the EVA formula in computing his 1998 Incentive Compensation Award.